Exhibit 99.2

UNDER ARMOUR, INC.

Portion of Conference Call Script

8:30 a.m. EST February 7, 2006

Presented by Wayne F. Marino

Senior Vice President, Chief Financial Officer

I’m going to take the next few minutes to provide you with a significant amount of detail around our fourth quarter and year end performance.  In addition, I will provide you with our outlook for 2006.

Net Income/EPS Overview and Summary

I’d like to start out by addressing our net income.  For the fourth quarter, net income increased 14% to $7.0 million from $6.2 million in the same period of 2004.  For the full year, net income increased 21% to $19.7 million from $16.3 million in the prior year.  We believe our strong results are a testament to the growth opportunities for the Under Armour brand and our ability to profitably manage that growth.

Turning to EPS, as you saw in the press release, on a reported basis, fourth quarter diluted earnings per share was $0.08 compared to diluted earnings per share of $0.15 in the fourth quarter of the prior year.  On a reported basis, diluted earnings per share for the year was $0.36 compared to diluted earnings per share of $0.39 in 2004.

We believe that there are two important factors that may be helpful in assessing the comparability of diluted earnings per share between 2005 and 2004.

•                  First, the Fourth quarter and full year diluted earnings per share in 2005 includes a one-time charge of $3.5 million associated with the redemption of our Series A preferred stock in connection with our IPO.  The impact of this charge on our fully diluted earnings per share was $0.08 for the fourth quarter and $0.09 for the full year.

•                  Second, we issued an additional 9.5 million shares in connection with our IPO, which increased the weighted average diluted shares outstanding by 4.4 million for the quarter and 1.1 million for the full year.

•                  Taking all of this into account, our pro-forma diluted EPS would have been $0.16 for the fourth quarter of 2005 (compared to $0.14 for the fourth quarter of 2004) and $0.45 for the full year of 2005 (compared to $0.38 for the full year of 2004). We included with our press release a table that reconciles GAAP EPS to Pro-Forma EPS on a diluted basis.

Separately, I think it’s worth mentioning that since becoming a taxable corporation in 2002, Under Armour has benefited from certain state tax credits that reduced its provision for income taxes.  In 2005, the Company’s remaining tax credits were fully earned, which resulted in an increased effective tax rate compared to 2004.  Fourth quarter net income includes a provision for income tax resulting in a 42.1% tax rate versus a 32.6% tax rate for the same period of 2004.  Full year net income includes a provision for income tax resulting in a 40.2% tax rate versus a 32.3% tax rate for the same period in 2004.

With that, I’d like to turn to our operating results for the quarter and the year.

Net Revenue

I’d like to begin by defining our Net Revenue, which consists of two components. First is Net Sales, which consists of Under Armour products we sell globally through all distribution channels including large national and regional sporting goods chains, small independent retailers, our website, and our retail outlet stores. Net sales are represented by our four primary categories - men’s, women’s, youth and accessories - and this makes up the bulk of our net revenues.  The second component is license income, or revenues received from our licensees, which represents a small portion of the overall total.

Net revenues for the quarter increased 25% to $87.3 million, making it the highest single revenue quarter in our history.   Net revenues for the year increased 37% to $281.1 million.  Net sales for the quarter increased 24% to $84.4 million and net sales for the year increased 35% to $271.3 million.

Now let me walk you through sales by category:

Our Men’s Business is our largest category and accounted for approximately 70% of net sales for both the quarter and the full year.  Men’s is sold in over 8,700 doors worldwide, including almost 7,000 doors in North America and over 1,700 doors in Japan through our Licensee.

Net sales for men’s, which contributed more than half of our dollar increase for the quarter, grew 15% to $60.1 million.  Men’s sales for the year increased 25% to $189.6 million.  Sales growth in the fourth quarter was largely a result of new and diversified product offerings like our hooded fleece and our existing cold gear program. It is worth noting that for the 4th quarter of 2004, we shipped approximately $6.0 million of military product above our normal flow in anticipation of troop deployment. Although we see our military business as a consistent and profitable business, it is not one of our strategic growth initiatives going forward.

Our men’s strategy is to offer new and innovative performance products within our existing channels of distribution and to expand our penetration in all doors.  Further, we look forward to growing our door base in conjunction with the expansion of our major customers.

 As the fourth quarter validated for us, delivering fresh and diversified product enables us to command a larger footprint within our existing retail channels.  And not only will new products enable us to gain more space within retailers, but we will add outposts of our products throughout the stores as we expand the performance offering.

Our second largest category is our Women’s Business, which represented approximately 20% of our net sales both in the fourth quarter and for the full year.  Women’s is currently sold in approximately 3,500 doors in North America.

Performance in women’s continues to outpace our expectations. For the quarter, net sales increased 59% to $16.7 million and for the full year net sales grew 87% to $53.5 million.

Our strategy for growing the women’s business is twofold: to further penetrate existing doors by offering new and innovative performance products and to grow the number of doors.  We plan to gain market share and retail space by expanding our seasonal color offerings and by delivering products such as performance sports bras and bottoms.  Lastly, in 2006 we will continue to add resources to our women’s product development team and increase our marketing support for this category.  We believe there is significant unmet demand for women’s performance apparel and we are focused on continuing to bring new consumers into the performance category through the Under Armour brand.

Our Youth Business, which targets both boys and girls ages 12 and under, represented approximately 7% of net sales for the quarter and full year.  Our youth product is currently offered in approximately 5,000 doors in North America.  Youth sales increased 70% to $5.5 million for the quarter and 48% to $18.8 million for the full year.  Our strategy for developing this business is similar to our women’s strategy: further penetrate existing doors by offering new and innovative performance products, and grow the number of doors overall.  Importantly, we believe the rapid growth we are seeing in our Youth business is indicative of the broadening strength of the Under Armour brand.  Much like the launch of our Women’s business, we have proven that the brand is transferable to many categories and is not bound by gender or age constraints.

Our Accessories Category includes football lineman and receiver gloves and baseball batting gloves sold through our wholesale channel and accessory products sold though our web site.  This category represented 2.4% of net sales for the quarter and 3.5% for the full year.  Net sales increased approximately 25% to $9.4 million for the full year and decreased 11% to $2.1 million for the quarter. As noted in our release, the decrease for the quarter was due to our shifting certain product previously sold within our Accessories Business to our licensees.

That brings us to our Licensing Business, which represented 3.5% of our net revenues for the quarter and the full year.  For the quarter, licensing revenue increased 111% to $2.9 million, and for the full year Licensing revenue increased 127% to 9.8 million.

Our Licensing business is currently made up of two domestic licensee partners and one international licensee. Our domestic licensees manufacture, sell and distribute Under Armour socks, hats and bags through our current distribution channels.  Our international licensee manufactures, sells and distributes our entire line in Japan. We recently added a third domestic licensee to sell and distribute a limited assortment of our product to college bookstores and green grass golf accounts beginning in Spring 2006.  Our strategy for the licensing business is to maintain our current disciplined and deliberate approach.  First and foremost, we are vigilant in our focus on protecting the Under Armour brand.  We carefully select partners and only enter arrangements that broaden our category offerings in a way that provides product consistency and a “fit” with the Under Armour promise to the marketplace.  In short, we view our licensing business as an important way to generate incremental revenue and strategically broaden the reach of our brand.  At this point, licensing will not be a significant growth driver for our overall business.

Operating Overview

Now moving to our gross margin:  For the quarter, gross margin improved to 48.7% compared to 48.6% last year.  For the full year, gross margin increased 180 basis points to 48.3% from 46.5% in 2004.  While we’re pleased to show such a significant improvement in 2005, it’s important to note that the margin improvement reflects leverage from increased volume, improved sourcing, disciplined inventory management, and increased license revenue.

SG&A in the fourth quarter totaled $29.6 million, an increase of $5.5 million or 22.7% compared to last year.  SG&A as a percentage of net revenue decreased to 34% from 34.7% last year. This decrease was primarily driven by the timing of our marketing spend as we shifted costs to the first half of 2005 from the back half of 2005 to support the women’s media campaign.  This decrease in SG&A margin was partially offset by higher selling and payroll costs to support our footwear and international initiatives as well as increased costs of being a public company.

For the full year, SG&A totaled $100.0 million versus $70.1 million last year.  As a percentage of net revenue, SG&A increased to 35.6% percent from 34.1% last year.  This increase was primarily driven by an increase in selling expenses and payroll and related costs to support our new growth initiatives in footwear and our planned expansion in Europe, as well as the personnel needed to operate as a public Company.

It is important to note that marketing, which we believe is an effective driver of Under Armour’s growth, is a primary component of our SG&A.  We manage it as a percentage of Net Revenues and target a range between 10% - 12%.   Our marketing costs for 2005 were 10.8% of Net Revenues and consisted of production and advertising costs, marketing personnel, team and league sponsorships, and in-store displays.

Taking into account our strong top line growth and disciplined approach to running our business, our operating income for the quarter was $12.9 million, or 14.7% of net revenue, compared to $9.7 million, or 13.9% of net revenue, in the prior year.  For the full year, our operating income was $35.9 million, or 12.7% of net revenue, versus $25.4 million, or 12.4% of net revenue last year.

Balance Sheet Summary

Now I’d like to walk briefly through our Balance Sheet.

First, I will start with our inventory.  One of our major areas of focus in 2005 was to improve our inventory management as we began to expand our product offerings. We developed a more disciplined buying process and took steps to improve our sales forecasting process, which has provided us with better visibility before we make purchase commitments.  Additionally, we opened 3 retail outlet stores in 2005, bringing the total to 5 at the end of the year.  Our Outlet strategy remains the same, liquidate excess inventory while increasing profits. For 2006, we are planning to open an additional 3 - 5 stores based on opportunities that we have to secure key locations.

I am proud to report that these initiatives have worked. While our Net sales for the year increased by 35.1%, our Inventory increased by only 12% to $53.6 million.

Accounts receivable increased 38.0% to $53.1 million and our bad debt write offs have been less then 1% of our average accounts receivable balance. Total cash and cash equivalents at the end of the year were $63.0 million reflecting the net proceeds from the public offering.  Cash net of debt was $54.6 million.

Our investments in capital expenditures were $13.0 million for the year and consisted of $4.0 million in our new systems initiative, $6.0 million for in-store fixtures, $2.0 million for improvements to our Distribution House and the balance for general corporate needs.  We believe that in-store fixtures and point-of-sale communications have been a critical element of our ability to tell the Under Armour brand story and we will continue to invest in this area as our brand gains a larger footprint within our existing retailers. Currently we are in the process of implementing SAP’s apparel and footwear solution to support our growth both domestically as well as internationally.  We began this project in July of 2005 and it includes Sales, Production planning and Finance. Based on our testing to date, we feel confident that we are on track to have a successful implementation in the second quarter of 2006.  Once this portion of the project is complete, we will begin to evaluate other SAP modules that will improve our business.

Outlook for 2006

And now for our outlook for 2006:

•                  With respect to the top line, we currently expect net revenues to increase 20% to 25% in 2006.  We expect seasonality in the business during 2006 to mirror that which occurred in 2005, and it should also be noted that historically our second quarter is our lowest volume quarter.

•                  In terms of the bottom line, we currently anticipate net income growth will be in the range of 20% to 25%.

•                  To provide some further color on the assumptions behind this top level summary, let me provide a bit more detail on a few items:

•                  Gross Margin.  We anticipate continued gross margin improvement from our sourcing initiatives and continued leverage on strong volume offset by anticipated increases from raw material suppliers.  However, the second quarter launch of our Football cleats – which will carry initial margins lower than our existing apparel margins – likely will reduce our consolidated gross margin as well.  Taking all of these factors into account, we are planning our 2006 gross margin to decrease by 50 – 70 basis points.

•                  SG&A.  We are planning our operating expense to increase by 20-30 basis points, reflecting our investment in footwear and our European expansion partially offset by leverage in personnel costs.  In terms of marketing costs, going forward we plan to continue to invest between 10-12% of our top line revenues.  We believe that marketing is an effective driver of Under Armour’s growth that will continue to directly impact our top line.

•                  Inventory.  We will continue to drive our aggressive inventory management initiatives in 2006 and we are therefore expecting inventory to grow at a slower rate than our anticipated sales growth.

•                  Capital expenditures are expected to be between $15 - $16 million with approximately 50%, or $8.0 million, to be invested in our in-store fixture program, $4.0 million for SAP modules and other IT initiatives, $1.5 million for improvements to our Distribution house to support our growth and footwear initiative, $1.0 - $2.0 million for retail outlet stores expansion and the balance for general corporate needs.

•                  Interest income net of interest expense associated with capital leases is planned at 500-600 K.

•                  We expect our effective tax rate to be 41.5%

•                  And finally we are projecting our weighted average number of shares outstanding in 2006 to be approximately 50 million.

This concludes our outlook for 2006 and now Kevin and I would like to open the floor for questions.

Forward Looking Statements

Some of the statements contained in this conference call script constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or the negative of these terms or other comparable terminology.  The forward-looking statements contained in this conference call script reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: our ability to manage our growth effectively; our ability to maintain effective internal controls; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; changes in consumer preferences or the reduction in demand for performance apparel and other products; our ability to accurately forecast consumer demand for our products; reduced demand for sporting goods and apparel generally; failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability and effective operation of management information systems and other technology; our ability to attract and maintain the services of our senior management and key employees; and changes in general economic or market conditions, including as a result of political or military unrest or terrorist attacks. The forward-looking statements contained in this conference call script reflect our views and assumptions only as of the date of this conference call script. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.